American Dairy, Inc. Restructures Outstanding 1% Guaranteed Senior Secured Notes

Completes first tranche of repurchase and lowers overall cost of capital

BEIJING, November 18, 2008/PRNewswire/ – American Dairy, Inc. (NYSE Arca: ADY), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, announced that it has completed a restructuring of the terms of its 1% Guaranteed Senior Secured Convertible Notes due 2012 (the “Senior Secured Notes”). The restructuring provided holders of those notes with the option to elect to have their notes repurchased by the Company at 115% of the principal amount, in a series of installments payable by October 15, 2009, resulting in a lower overall cost of capital for the Company and providing greater flexibility for the Company in its capital structure. The holders of all of the outstanding Senior Secured Notes exercised their right to have the notes repurchased, and the Company paid $11 million to repurchase the initial installment of $9.56 million of principal of Senior Secured Notes from the holders on a pro rata basis. In connection with this restructuring, the holders also agreed to waive certain covenants and other requirements with which the Company is obligated to comply under the terms of the Senior Secured Notes.

The Company issued $80 million in aggregate principal amount of Senior Secured Notes in June 2007. The original terms of the Senior Secured Notes provided that, among other things, the notes (i) bear interest at 1% per annum, subject to increases if certain conditions under the terms of the notes were not met; (ii) are convertible into shares of the Company’s common stock, at a current adjusted conversion rate of $12.00 per share; and (iii) mature on June 1, 2012, at which time the Company would be required to redeem the notes at a redemption price calculated to effect a gross yield on the principal of 18% per annum on a compounded basis, or $228,775.78 for every $100,000 of notes then outstanding. Under the modified terms of the Senior Secured Notes, holders of the notes who exercised their right to demand that the Company repurchase their notes will receive 115% of the principal amount thereof, or $115,000 for every $100,000 of notes. In addition, interest ceased to accrue on the notes on the day that the holder elected to exercise the early repurchase option, and the right to convert the notes into shares of common stock is suspended unless the Company fails to complete the repurchase. As a result of the holders of 100% of the outstanding $80 million in aggregate principal amount of notes exercising the early repurchase option, the Company can repurchase, and retire, the notes for an aggregate cost of $92 million.

Pursuant to the early repurchase right, in addition to the $11.0 million already paid, the Company is obligated to pay an additional $4.33 million by January 15, 2009, $15.33 million by each of April 15 and July 15, 2009, and the balance of $46.0 million by October 15, 2009. If the Company fails to make the payment due on January 15, 2009, it will constitute a default under the Senior Secured Notes, in which event holders would have the right to declare the entire $92 million early repurchase amount due and payable immediately. If the Company fails to make any of the payments due on April 15, July 15 or October 15, 2009, it would not constitute a default, but certain of the waivers granted by the holders with respect to provisions of the notes would terminate, interest would begin to accrue again and would be subject to increases if certain requirements are not met, and holders would again have the right to convert Senior Secured Notes into shares of the Company’s common stock. The Company funded the initial repurchase payment using proceeds from borrowings by certain of its operating subsidiaries.

“We are very pleased to have been able to reach an agreement with the holders of our Senior Secured Notes to restructure our existing indebtedness and to provide us with the flexibility to refinance, repurchase and retire, these notes on terms that provide much more flexibility and a significant cost savings for American Dairy,” said Leng You-Bin, the Chairman, President and Chief Executive Officer of the Company. “Our Company continues to make progress towards completion of the previously announced voluntary reaudits of certain of our historical financial statements, and to bring current our filings with the Securities and Exchange Commission as soon as possible. In addition, as one of the companies that was not implicated in the melamine crisis in China, we have had the opportunity to significantly increase sales and we continue to seek ways to further grow our product sales and brand loyalty and to build long term value for all of our shareholders,” Mr. Leng also said.

“We are delighted with the support we received from all holders of our outstanding notes in this process. We believe that the restructuring of the notes that we were able to implement is beneficial to all stakeholders, and will enable American Dairy to further work towards achieving a strengthened balance sheet and capital structure that support the long term growth of the Company” said Jonathan Chou, Chief Financial Officer of American Dairy.

About American Dairy, Inc.

American Dairy, Inc. conducts operations in The People's Republic of China (“China”) through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China. Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Shanxi, and Langfang. http://www.americandairyinc.com | http://www.feihe.com

Forward-Looking Statements

Certain of the statements made herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements represent current expectations or forecasts of future events and are not guarantees of future performance. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the effect of changing economic conditions in The People's Republic of China, variations in cash flow, unanticipated fluctuations in sales, the Company’s ability to generate cash from operations, or obtain financing from lenders, in sufficient amounts to repurchase its Senior Secured Notes as planned, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.